CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
4.400% Senior Notes due 2048	$400,000,000	98.540%	$394,160,000	$49,072.92
Guarantees of 4.400% Senior Notes due 2048	(2)	(2)	(2)	(2)

(1)	This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, at the statutory rate of $124.50 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3 (No. 333- 222514) filed by Owens Corning on January 11, 2018.
(2)	In accordance with Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to guarantees of the senior notes being registered.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222514

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 11, 2018)

$400,000,000

Owens Corning

4.400% Senior Notes due 2048

We are offering $400,000,000 aggregate principal amount of 4.400% Senior Notes due 2048, which we refer to in this prospectus supplement as the “notes.” Interest on the notes is payable semi-annually in arrears on January 30 and July 30 each year, beginning on July 30, 2018. The notes will mature on January 30, 2048. We may redeem the notes at any time and from time to time prior to maturity, in whole or in part, for cash at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date as described under “Description of the Notes—Optional Redemption.” If we undergo a Change of Control Repurchase Event (as defined herein), holders may require us to repurchase the notes in whole or in part for cash at a price equal to 101% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control.” The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

We intend to use the net proceeds from this offering to finance our proposed acquisition of all the capital stock of Parry 1 Holding AB, which we refer to as “Paroc Target,” the owner of Paroc Group Oy, which we refer to as “Paroc,” and, if the Paroc Acquisition is not completed, then for general corporate purposes including, but not limited to, the repayment of debt. We refer to the proposed acquisition of Paroc Target as the “Paroc Acquisition.” Our current estimate of completing the Paroc Acquisition is in February 2018; however, there can be no assurance that certain required antitrust approval for the Paroc Acquisition will be obtained or that the required closing conditions for the Paroc Acquisition will be satisfied by any particular time or at all. See “Use of Proceeds.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will be fully and unconditionally guaranteed by each of our current and future domestic subsidiaries that is a borrower or guarantor under our Credit Agreement (as defined herein). The guarantees will be unsecured and will rank equally in right of payment with all other existing and future senior unsecured indebtedness of the guarantors. The guarantees will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

Investing in the notes involves risks that are described or referred to in the section titled “Risk Factors” beginning on page S-5 of this prospectus supplement. You should consider carefully such risks before investing in the notes.

	Per Note	Total
Public offering price(1)	98.540%	$394,160,000
Underwriting discount	0.875%	$3,500,000
Proceeds, before expenses, to Owens Corning	97.665%	$390,660,000

(1)	Plus accrued interest from January 25, 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery to investors in book-entry form through The Depository Trust Company and its participants (including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme) on or about January 25, 2018.

Joint Book-Running Managers

Citigroup	Wells Fargo Securities	J.P. Morgan

Co-Managers

BNP PARIBAS	Credit Agricole CIB	Goldman Sachs & Co. LLC
PNC Capital Markets LLC		Scotiabank

The date of this prospectus supplement is January 23, 2018.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “Owens Corning,” “Company,” “we,” “our” and “us” refer to Owens Corning, a Delaware corporation, and its subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosures and analysis in this prospectus supplement and the accompanying prospectus and the materials we have filed or will file with the Securities and Exchange Commission, or the SEC, including documents incorporated by reference or deemed incorporated by reference herein or therein, as well as information included in our other written or oral statements, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” and “strategy,” and other terms of similar meaning or import in connection with any discussion of future operating, financial, economic or other performance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. These risks, uncertainties and other factors include, without limitation: our ability to complete the Paroc Acquisition and the integration of the recently acquired Pittsburgh Corning entities and Paroc; relationships with key customers; levels of residential and commercial construction activity; competitive and pricing factors; levels of global industrial production; demand for our products; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; the impact of recent tax reform legislation and related actions, interpretations, and regulatory guidance on our financial condition and results of operations (including the assumptions we make related thereto); foreign exchange and commodity price fluctuations; our level of indebtedness; weather conditions; availability and cost of credit; availability and cost of energy and raw materials; issues involving implementation and protection of information technology systems; labor disputes; legal and regulatory proceedings, including litigation and environmental actions; our ability to utilize our net operating loss carryforwards; research and development activities and intellectual property protection; interest rate movements; uninsured losses; issues related to acquisitions, divestitures and joint ventures; achievement of expected synergies, cost reductions and/or productivity improvements; defined benefit plan funding obligations; and price volatility in certain wind energy markets in the U.S.

All forward-looking statements in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) should be considered in the context of the risks and other factors described above and in this prospectus supplement and in Item 1A—Risk factors in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) are cautioned not to place undue reliance on the forward-looking statements.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to these reports, as well as proxy statements on Schedule 14A, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.owenscorning.com. We do not intend for information contained on or accessible through our website to be part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

S-iv

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus supplement:

•	our Annual Report on Form 10-K (File No. 001-33100) for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q (File No. 001-33100) for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017; and

•	our Current Reports on Form 8-K (File No. 001-33100) filed with the SEC on May 5, 2017, May 9, 2017, May 15, 2017, June 14, 2017, June 26, 2017, June 27, 2017, October 30, 2017 (two reports) and January 23, 2018.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Corporate Secretary

Telephone: (419) 248-8000

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements” above.

Our Company

Owens Corning is a world leader in composite and building materials systems, delivering a broad range of high-quality products and services. Our products range from glass fiber used to reinforce composite materials for transportation, electronics, marine, infrastructure, wind-energy and other high-performance markets to insulation and roofing for residential, commercial and industrial applications. The Company’s business operations have been reported, as disclosed in our historical financial statements incorporated by reference herein, within three reportable segments: Composites; Insulation; and Roofing. Through these lines of business, we manufacture and sell products worldwide. We maintain leading market positions in many of our major product categories.

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659 and our telephone number is (419) 248-8000.

The Offering

The following summary contains basic information about the notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement titled “Description of the Notes” and the section of the accompanying prospectus titled “Description of Debt Securities.”

Issuer	Owens Corning.

Notes Offered	$400,000,000 aggregate principal amount of 4.400% Senior Notes due 2048.

Maturity	January 30, 2048.

Interest Payment Dates	January 30 and July 30 of each year, beginning July 30, 2018.

Guarantees	All payments with respect to the notes (including principal and interest) will be fully and unconditionally guaranteed, jointly and severally, by each of our current and future domestic subsidiaries that is a borrower or guarantor under our Credit Agreement.

Ranking	The notes and the subsidiary guarantees will be our and the guarantors’ general senior unsecured obligations. They will rank equally in right of payment with our and the guarantors’ existing and future senior unsecured indebtedness. The notes and the subsidiary guarantees will be effectively subordinated to any of our and the guarantors’ existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of our subsidiaries that are not guarantors.

The indenture does not restrict our ability or the ability of our subsidiaries to incur other unsecured indebtedness. As of September 30, 2017:

• our consolidated senior secured indebtedness, including capital leases, totaled approximately $164 million;

• our consolidated senior unsecured indebtedness totaled approximately $2,372 million; and

• our subsidiaries guaranteeing the notes had indebtedness, including subsidiary guarantees of the Company’s indebtedness, of approximately
$2,391 million, of which approximately $13 million was secured.

As of and for the nine months ended September 30, 2017, and the fiscal year ended December 31, 2016, including eliminations for investments in subsidiaries and intercompany transactions between and among our non-guarantor subsidiaries, our non-guarantor subsidiaries had (i) net sales of approximately $1,653 million and $2,046 million and net earnings attributable to Owens Corning of approximately $113 million and $251 million, respectively, (ii) total assets of approximately $3,444 million and $2,660 million, respectively, and (iii) indebtedness of approximately $153 million and $19 million, respectively. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the notes and our non-guarantor subsidiaries, see “Note 18 to Consolidated Financial Statements, Condensed Consolidating Financial Statements,” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 and “Note 22 to Consolidated Financial Statements, Condensed Consolidating Financial Statements,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Optional Redemption	The notes will be redeemable, in whole at any time or in part from time to time, at our option. If we elect to redeem the notes prior to July 30, 2047 (six months prior to the maturity date of the notes), the redemption price will include a “make-whole” premium, plus accrued and unpaid interest to, but not including, the redemption date. If we elect to redeem the notes on or after July 30, 2047 (six months prior to the maturity date of the notes), we will pay a redemption price of 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Change of Control	If we experience a Change of Control Repurchase Event, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control” in this prospectus supplement.

Certain Covenants	The indenture contains certain covenants that limit, among other things, our ability and the ability of our subsidiaries to:

• incur liens on certain properties to secure debt;

• engage in sale-leaseback transactions; and

• merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity.

These covenants are subject to a number of important exceptions and limitations, which are described in the sections titled “Description of Debt Securities—Certain Covenants” and “Description of Debt Securities—Merger or Consolidation” in the accompanying prospectus.

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes will be approximately $389 million, after deducting the underwriting discount and other expenses of the offering payable by us. We intend to use the net proceeds from this offering to finance the Paroc Acquisition and, if the Paroc Acquisition is not completed, then for general corporate purposes including, but not limited to, the repayment of debt. See “Use of Proceeds.”

Denominations	The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Form of Note	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC, or its nominee. See “Description of the Notes—Book-Entry, Delivery and Form.”

Trustee	Wells Fargo Bank, National Association.

Governing Law	The laws of the State of New York govern the indenture and the notes, without regard to conflicts of law principles thereof.

Risk Factors	An investment in the notes involves risks. Please refer to the risk factors in this prospectus supplement and in the accompanying prospectus and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Summary Consolidated Financial Data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 from our audited financial statements incorporated by reference in this prospectus supplement. We derived the financial data as of December 31, 2014 from our audited financial statements that are not incorporated herein by reference, except where noted by footnote (a). The consolidated financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 are derived from our unaudited financial statements incorporated by reference in this prospectus supplement. The interim unaudited consolidated financial data have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-Q. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation for such periods have been included. The results for the nine months ended September 30, 2017 may not necessarily be indicative of full-year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
(in millions except per share data)	2017	2016	2016	2015	2014
Statement of Earnings (Loss) Data:
NET SALES	$4,778	$4,294	$5,677	$5,350	$5,260
COST OF SALES	3,602	3,232	4,296	4,197	4,284
Gross margin	1,176	1,062	1,381	1,153	976
OPERATING EXPENSES
Marketing and administrative expenses	457	426	584	525	487
Science and technology expenses	64	60	82	73	76
Other expenses, net	68	13	16	7	21
Total operating expenses	589	499	682	605	584
EARNINGS BEFORE INTEREST AND TAXES	587	563	699	548	392
Interest expense, net	81	80	108	100	114
Loss (gain) on extinguishment of debt	71	1	1	(5)	46
EARNINGS BEFORE TAXES	435	482	590	453	232
Income tax expense	142	172	188	120	5
Equity in net earnings (loss) of affiliates	—	1	(3)	1	1
NET EARNINGS	293	311	399	334	228
Net earnings attributable to noncontrolling interests	—	4	6	4	2
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$293	$307	$393	$330	$226
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$2.63	$2.67	$3.44	$2.82	$1.92
Diluted	$2.59	$2.65	$3.41	$2.79	$1.91
Dividend	$0.60	$0.54	$0.74	$0.68	$0.64
WEIGHTED AVERAGE COMMON SHARES
Basic	111.6	114.9	114.4	117.2	117.5
Diluted	113.2	116.0	115.4	118.2	118.3
Balance Sheet Data:
Total assets(a)	$8,656	$7,876	$7,741	$7,326	$7,483
Long-term debt, net of current portion	$2,539	$2,160	$2,099	$1,702	$1,978
Total equity	$4,114	$3,935	$3,889	$3,779	$3,730

(a)	In 2016, the Company discovered an error related to the gross vs. net presentation of certain Value Added Tax balances of its non-guarantor subsidiaries. In our Annual Report on Form 10-K for the year ended December 31, 2016, we revised the previously reported Total assets figure for December 31, 2014, as explained in footnote (f) of Item 6—Selected Financial Data on page 21 of such Form 10-K. Accordingly, we have revised the previously reported figures here by decreasing Total assets for December 31, 2014 by $59 million. These revisions were not material to any previously issued financial statements.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial, tax and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Notes

The notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of our subsidiary guarantors, and to the existing and future debt of our subsidiaries that do not guarantee the notes.

The notes are not secured by any of our assets or the assets of our subsidiary guarantors. As a result, the indebtedness represented by the notes will effectively be subordinated to any secured indebtedness we or our subsidiary guarantors may incur, to the extent of the value of the assets securing such indebtedness. The terms of the indenture permit us and the subsidiary guarantors to incur secured debt, subject to certain limitations. In the event of any distribution or payment of our assets in any dissolution, winding up, liquidation, reorganization, or bankruptcy proceeding, any secured creditors would have a superior claim to their collateral. In the event of the dissolution, winding up, liquidation, reorganization, or bankruptcy proceeding of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

The indenture does not restrict our ability or the ability of our subsidiaries to incur other unsecured indebtedness. As of September 30, 2017:

•	our consolidated senior secured indebtedness, including capital leases, totaled approximately $164 million;

•	our consolidated senior unsecured indebtedness totaled approximately $2,372 million; and

•	our subsidiaries guaranteeing the notes had indebtedness, including subsidiary guarantees of the Company’s indebtedness, of approximately $2,391 million, of which approximately $13 million was secured.

As of and for the nine months ended September 30, 2017, and the fiscal year ended December 31, 2016, including eliminations for investments in subsidiaries and intercompany transactions between and among our non-guarantor subsidiaries, our non-guarantor subsidiaries had (i) net sales of approximately $1,653 million and $2,046 million and net earnings attributable to Owens Corning of approximately $113 million and $251 million, respectively, (ii) total assets of approximately $3,444 million and $2,660 million, respectively, and (iii) indebtedness of approximately $153 million and $19 million, respectively. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the notes and our non-guarantor subsidiaries, see “Note 18 to Consolidated Financial Statements, Condensed Consolidating Financial Statements,” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 and “Note 22 to Consolidated Financial Statements, Condensed Consolidating Financial Statements,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The notes are obligations of Owens Corning and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations of Owens Corning and are jointly and severally and fully and unconditionally guaranteed by each of our existing and future domestic subsidiaries that is a borrower or a guarantor under our senior revolving credit facility, which we refer to as our “Credit Agreement,” but are not otherwise guaranteed. Each of the guarantees may be released upon the occurrence of certain customary circumstances described in “Description of the Notes—The Subsidiary Guarantees.” Our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or unfavorable to us. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time and we may not be able to refinance any of our indebtedness or incur new indebtedness on commercially reasonable terms to us or at all.

We may be unable to repurchase the notes if we experience a change of control and a related downgrade in the credit rating of the notes.

Under certain circumstances, we are required, under the terms of the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the notes. Our failure to repay holders tendering notes upon a change of control and related downgrade will result in an event of default under the notes. If a change in control and a related downgrade were to occur, we cannot assure you that we would have sufficient funds to purchase the notes, or any other securities that we would be required to offer to purchase, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. All of our currently outstanding senior notes also are subject to similar change of control repurchase requirements. In addition, our Credit Agreement currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

The change of control provision may not protect you in the event we complete a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the notes. Except as described under “Description of the Notes—Change of Control,” the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

You may not be able to sell your notes if a public market for the notes does not develop.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to include the notes in any automated quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, there can be no assurance that a trading market for the notes will develop or be maintained. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee. A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

•	that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others;

•	that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is avoided as a result of fraudulent conveyance or is held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee.

The terms of the indenture and the notes provide only limited protection against significant events that could adversely impact your investment in the notes.

As described under “Description of the Notes—Change of Control,” upon the occurrence of a Change of Control Repurchase Event, holders are entitled to require us to repurchase their notes. However, the definition of the term “Change of Control Repurchase Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness or other obligations that are equal in right of payment to the notes or prohibit us from incurring secured debt to which the notes would be effectively subordinated and which could affect our credit ratings;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes with respect to the assets of our subsidiaries;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Redemption may adversely affect your return on the notes.

The notes will be redeemable, in whole at any time or in part from time to time, at our option. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Changes in our credit ratings may adversely affect your investment in the notes, and may not reflect all risks of an investment in the notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgments, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

The completion of the Paroc Acquisition is subject to a number of conditions, including certain governmental and regulatory conditions that may not be satisfied, and the Paroc Acquisition may not be completed on a timely basis, or at all. Failure to complete the Paroc Acquisition for any reason, whether or not the fault of the Company, could have material and adverse effects on us.

We have entered into an agreement to acquire all of the capital stock of Paroc Target. Completion of the Paroc Acquisition is conditioned upon the satisfaction or waiver of customary closing conditions including: (1) the receipt of certain antitrust approval which has not been obtained or received as of the date hereof, and (2) there being no material breach of certain fundamental warranties. Our current estimate of completing the Paroc Acquisition is in February 2018; however, there can be no assurance that certain required antitrust approval for the Paroc Acquisition will be obtained or that the required closing conditions for the Paroc Acquisition will be satisfied by any particular time or at all.

If the Paroc Acquisition is not completed on a timely basis, or at all, our and Paroc’s respective ongoing businesses may be adversely affected. Additionally, in the event the Paroc Acquisition is not completed, we will be subject to a number of risks without realizing any of the benefits of having completed the Paroc Acquisition, including, but not limited to: (i) the payment of certain fees and costs relating to the Paroc Acquisition, such as legal, accounting, debt financing source, and financial advisor, (ii) the potential decline in the market price of our shares of common stock, (iii) the loss of time and resources and (iv) potential litigation that may arise as a result of the failed Paroc Acquisition.

The notes are not subject to mandatory redemption in the event that the Paroc Acquisition is not completed on the contemplated timeline or at all.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $389 million, after deducting the underwriting discount and other expenses of the offering payable by us.

We intend to use the net proceeds from this offering to finance the Paroc Acquisition and, if the Paroc Acquisition is not completed, then for general corporate purposes including, but not limited to, the repayment of debt. Our current estimate of closing the Paroc Acquisition is in February 2018; however, there can be no assurance that certain required antitrust approval for the Paroc Acquisition will be obtained or that the required closing conditions for the Paroc Acquisition will be satisfied by any particular time or at all.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2017:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to this offering and the use of the net proceeds therefrom as described under “Use of Proceeds” in this prospectus supplement.

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement.

	As of September 30, 2017
	Actual	Pro Forma As Adjusted (a)
	(unaudited) (in millions, except per share amounts)
Cash and cash equivalents(b)	$168	$168

Accounts payable and accrued liabilities	1,180	1,180

Long-term debt:
4.20% senior notes, net of discount and financing fees, due 2022	597	597
4.20% senior notes, net of discount and financing fees, due 2024	392	392
3.40% senior notes, net of discount and financing fees, due 2026	395	395
7.00% senior notes, net of discount and financing fees, due 2036	400	400
4.30% senior notes, net of discount and financing fees, due 2047	588	588
Notes offered hereby(c)	—	400
Receivables Securitization Facility, maturing in 2020(d)	133	133
Senior revolving credit agreement, maturing in 2020(e)	—	—
Various capital leases, due through and beyond 2050	31	31
Unamortized interest rate swap basis adjustment	6	6

Total long-term debt	2,542	2,942

Less—current portion	3	3

Long-term debt, net of current portion	2,539	2,939

Owens Corning Stockholders’ equity:
Preferred stock, par value $0.01 per share(f)	$—	$—
Common stock, par value $0.01 per share(g)	1	1
Additional paid in capital	3,995	3,995
Accumulated earnings	1,603	1,603
Accumulated other comprehensive deficit	(605)	(605)
Cost of common stock in treasury(h)	(920)	(920)

Total Owens Corning stockholders’ equity	4,074	4,074
Noncontrolling interests	40	40

Total equity	4,114	4,114

Total capitalization	$6,656	$7,056

(a)	On October 27, 2017, the Company entered into agreements providing for a $600 million term loan facility and a $300 million 364-day loan facility. Borrowings under these facilities may be used to finance the Paroc Acquisition, as well as for other general corporate purposes and working capital. As of January 23, 2018, the Company had not borrowed under such facilities. The Company intends to utilize all of the proceeds from the $600 million term loan facility to finance a portion of the Paroc Acquisition.

(b)	Gives effect to the use of all net proceeds of the notes offered hereby to finance a portion of the Paroc Acquisition.

(c)	Borrowings pursuant to this offering do not reflect the discount to the public of 1.46% and the underwriting discount of 0.875%.

(d)	As of September 30, 2017, we had $133 million in borrowings outstanding under our receivables securitization facility and we had $2 million of outstanding letters of credit and $115 million available under this facility.

(e)	As of September 30, 2017, no borrowings were outstanding under the senior revolving credit facility provided by our Credit Agreement and we had $9 million of outstanding letters of credit and $791 million available under this facility.

(f)	10.0 million shares of preferred stock are authorized; none were issued or outstanding as of September 30, 2017.

(g)	400.0 million shares of common stock are authorized; 135.5 million were issued and 111.2 million were outstanding as of September 30, 2017.

(h)	24.3 million shares were held in treasury as of September 30, 2017.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture dated as of June 2, 2009, among us, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee, as amended and as supplemented to reflect the terms of the notes. We refer to such indenture, as amended or supplemented from time to time, as the “indenture.” The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes. This description and the section entitled “Description of Debt Securities” in the accompanying prospectus are summaries and may not include all of the information that is important to you, and are subject to and are qualified in their entirety by, the provisions of the indenture. Capitalized terms used in this “Description of the Notes” have the meanings specified under “Certain Definition” in this prospectus supplement or in the indenture and are generally summarized in this description or under “Description of Debt Securities—Certain Definitions” in the accompanying prospectus. References to “Owens Corning,” “we,” “us” and “our” in this “Description of the Notes” refer only to Owens Corning and not any of its subsidiaries.

General

The Notes

The notes:

•	will be our general senior unsecured obligations;

•	will rank equal in right of payment with our existing and future senior unsecured indebtedness;

•	will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	will be fully and unconditionally guaranteed by the Guarantors.

The Guarantors

The notes will be guaranteed by each of our current and future Domestic Subsidiaries that is a borrower or guarantor under our Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”). See “Subsidiary Guarantees” below for more information.

Principal, Maturity and Interest

In this offering, we will issue $400,000,000 in aggregate principal amount of our 4.400% Senior Notes due 2048 (the “notes”). The notes will mature on January 30, 2048. We may issue additional notes from time to time after this offering. See “—Issuance of Additional Notes.”

Interest on the notes will accrue at a rate per annum of 4.400% from the issue date or from the most recent interest payment date to which interest has been paid or provided for, to, but excluding, the relevant interest payment date. Interest on the notes will be payable semi-annually in arrears on January 30 and July 30 of each year, commencing July 30, 2018 to holders of record at the close of business on January 15 or July 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for that period from and after the applicable interest payment date, maturity date or redemption date.

The notes will be issued in book-entry form only in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Payment on the Notes

If a holder of notes has given wire transfer instructions to us, we will, directly or through the paying agent, pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the note holders at their address set forth in the register of holders.

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Issuance of Additional Notes

We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will have the same CUSIP number provided they are fungible for U.S. federal income tax purposes. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes of the same series actually issued.

In addition, we may issue from time to time other series of debt securities under the indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our Subsidiaries may incur.

Payment and Paying Agents

We will maintain in the place of payment for the notes an office or agency where the notes may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes and the indenture. The transferor of any note shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the notes.

Subsidiary Guarantees

The notes will be guaranteed by each of our current and future Domestic Subsidiaries that is a borrower or a guarantor under the Credit Agreement. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Owens Corning or another Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

The guarantee of a Guarantor will be released:

1)	in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Owens Corning or a Subsidiary of Owens Corning;

2)	in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Owens Corning or a Subsidiary of Owens Corning;

3)	upon the release of such Guarantor’s guarantee of the Credit Agreement; or

4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the section titled “Discharge, Legal Defeasance and Covenant Defeasance.”

We shall notify the trustee and the holders of the Subsidiary Guarantee of any Guarantor that is released. The trustee shall execute and deliver an appropriate instrument confirming the release of any such Guarantor upon our request as provided in the indenture.

Optional Redemption

The notes will be redeemable, in whole at any time or in part from time to time, at our option. If we elect to redeem the notes at any time prior to July 30, 2047 (six months prior to their maturity), we will pay a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date. If the notes are redeemed on or after July 30, 2047 (six months prior to their maturity), the redemption price will equal 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. Calculation of the redemption price will be made by us or on our behalf by such person as we shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the trustee.

Notice of any redemption will be mailed by first class mail or otherwise delivered in accordance with applicable DTC procedures at least 30 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

Selection and Notice

If less than all of the notes are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If the notes are not global notes held by DTC, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 can be redeemed in part. Notices of redemption will be mailed by first class mail or otherwise delivered in accordance with applicable DTC procedures at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note (or cause to be transferred by book entry). Notes called for redemption become due on the date fixed for redemption.

Change of Control

If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our option to redeem the notes by giving notice of such redemption to the holders thereof, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the repurchase date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, we will mail or deliver in accordance with DTC procedures a notice to each holder and the trustee:

1)	describing the transaction or transactions that constitute the Change of Control Repurchase Event;

2)	offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent; and

3)	stating the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes or the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase our notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenant Modification

The indenture contains a covenant (Section 4.10 of the indenture), which, subject to certain exceptions, requires that we preserve and keep in full force and effect (i) our corporate existence and the entity existence of each of our Subsidiaries in accordance with our and our Subsidiaries’ respective organizational documents and (ii) our and each of our Subsidiaries’ rights, licenses and franchises; provided that we are not required to preserve any such right, license, franchise or entity existence if the Board of Directors (as defined in the indenture) shall determine that the preservation thereof is no longer desirable in the conduct of our and our Subsidiaries’ business, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of securities issued under the indenture.

The indenture also contains a covenant (Section 4.07 of the indenture), which requires that the Company and each Subsidiary Guarantor file with the Trustee copies of the annual reports and of the information, documents, and other reports which the Company and each Subsidiary Guarantor is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act.

In a previous supplement to the indenture, we modified Section 4.10 of the indenture as it applies to the notes so that the determination regarding the preservation of any right, license, franchise or entity existence by us or any of our Subsidiaries will need to be made by Owens Corning, but not specifically by our Board of Directors. In a previous supplement to the indenture, we modified Section 4.07 of the indenture as it applies to the notes so that, if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Company is required to furnish to the Trustee and the holders of the notes certain consolidated financial statements.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding notes, discharged from our obligations with respect to the notes (except as otherwise specified in the indenture) or released from our obligation to comply with the provisions of the indenture with respect to the notes as described under “Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

The Trustee under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association, and its affiliates. Wells Fargo Bank,

National Association, acts as the administrative agent for our Credit Agreement. Wells Fargo Securities, LLC, one of the joint book-running managers in this offering, is an affiliate of the trustee. Neither the trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Ratings Downgrade or Change of Control Repurchase Event has occurred.

Governing Law; Jury Trial Waiver

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York. The indenture provides that the Company, the Guarantors and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Subsidiary Guarantees, or any transaction contemplated thereby.

Book-Entry, Delivery and Form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme).

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

We have provided the description of the current operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under the current procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its book-entry registration and transfer system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee, or receive notices. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes. Neither we nor the Trustee has any responsibility or liability for any act or omission of DTC.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.

Euroclear advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the direct and indirect participants’ records and Clearstream, Luxembourg and Euroclear will credit on their book-entry registration and transfer systems the number of notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream, Luxembourg or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.

Due to time-zone differences, credits of the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither we nor the Indenture Trustee will have any responsibility for the performance by DTC, Clearstream and Euroclear or their direct participants or indirect participants under the rules and procedures governing DTC, Clearstream or Euroclear, as the case may be.

Certificated Notes

We will issue certificated notes in registered form to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued. In connection with any proposed exchange of a certificated note for a global note, we or DTC shall be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Certain Definitions

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act for the corporation;

2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Change of Control” means the occurrence of any of the following:

1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Owens Corning and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

2)	the adoption of a plan relating to the liquidation or dissolution of Owens Corning;

3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Owens Corning, measured by voting power rather than number of shares; or

4)	the first day on which a majority of the members of the Board of Directors of Owens Corning are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Ratings Downgrade.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes matured on July 30, 2047) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Owens Corning who:

1)	was a member of such Board of Directors on the date of the indenture; or

2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 13, 2015, as amended, among Owens Corning, the lending institutions party thereto and Wells Fargo Bank, National Association, as administrative agent, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Domestic Subsidiary” means, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any state or territory thereof.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an assistant treasurer or an assistant secretary of Owens Corning.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Rating Agency” means each of Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services, a division of S&P Global Inc., or any of their successors.

“Ratings Downgrade” means when, at the time of a Change of Control, the notes carry:

1)	an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

2)	a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies;

3)	both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;

4)	both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes;

5)	both (A) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes; or

6)	no credit rating from either Rating Agency and both Rating Agencies do not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes;

and in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to Owens Corning that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Subsidiary” means, with respect to any specified Person:

1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by each Guarantor of Owens Corning’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes to beneficial owners of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change or differing interpretation, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service (“IRS”) or opinion of counsel has been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the U.S. federal income tax consequences of the acquisition, ownership or disposition of the notes.

This discussion applies only to beneficial owners of notes that acquire the notes upon their initial issuance at their initial “issue price,” which will equal the first price at which a substantial amount of the notes are sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that might be important to particular holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that may be subject to special tax rules, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, plans, cooperatives, partnerships (or entities or arrangements classified as partnerships for U.S. federal income tax purposes or investors therein), S corporations or other pass-through entities or investors in such entities, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, certain former citizens or residents of the United States, persons holding the notes as part of a hedging, conversion transaction, a straddle or other risk reduction transaction, persons deemed to sell the notes under the constructive sale provisions of the Code, “controlled foreign corporations” or “passive investment companies” (within the meaning of the Code). The discussion does not address any non-U.S., U.S. federal non-income, state or local tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note who is, or is treated as, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) it is subject to the supervision of a court within the United States and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a United States person.

The term “Non-U.S. Holder” means any beneficial owner of a note that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus supplement, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners of such entities should consult their tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership, and disposition of a note.

This discussion is for general information only and is not tax advice. Holders should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences to them of acquiring, owning or disposing of notes under U.S. federal non-income, non-U.S., state, or local tax laws and tax treaties, and the possible effects of changes in tax laws.

Change of Control Premium

In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under “Description of the Notes—Change of Control”). Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe the possibility of making additional payments on the notes is remote and/or incidental. Therefore, we do not intend to treat the notes as contingent payment debt instruments. Our treatment will be binding on all Holders, except a Holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Federal Income Taxation of U.S. Holders

Interest

A U.S. Holder generally must include payments of stated interest on the notes as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the stated principal amount of the notes exceeds the issue price thereof by more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder (regardless of its method of tax accounting) will be required to include such excess in income as original issue discount as it accrues generally in accordance with a constant yield method (unless otherwise accelerated) before the receipt of cash payments attributable to this income. It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than de minimis for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, other than amounts attributable to accrued but unpaid interest which would be treated as interest described above in “—Interest” (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption, retirement or other taxable disposition. A U.S. Holder’s adjusted U.S. federal income tax basis in the notes generally will be its cost for the notes, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption, retirement or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For non-corporate taxpayers, long-term capital gains are currently taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its tax advisor regarding the deductibility of capital losses in its particular circumstances.

Tax on “Net Investment Income”

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% additional tax on the lesser of (i) their “net investment income” and (ii) the excess of the U.S. Holder’s modified adjusted gross income over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of a note, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You are urged to consult your tax advisors regarding the applicability of this additional tax.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” (such as corporations and tax exempt organizations that properly establish their exemption) will be subject to U.S. federal backup withholding tax at the applicable rate (currently 24%) with respect to payments of interest on the notes and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on an IRS Form W-9 and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” a Non-U.S. Holder generally will be exempt from U.S. federal income tax and withholding tax on interest paid on the notes under the “portfolio interest exemption” so long as:

•	the Non-U.S. Holder does not conduct a trade or business within the United States to which the interest income is effectively connected (or, if an applicable income tax treaty so requires, is not attributable to the Non-U.S. Holder’s permanent establishment or fixed base within the United States);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 881(c)(3)(B) of the Code and the Treasury regulations thereunder; and

•	either (i) the Non-U.S. Holder certifies under penalties of perjury on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or applicable successor form, that it is not a “United States person” (as defined in the Code), and provides its name and address, and U.S. taxpayer identification number, if any; (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder and furnishes to us a copy thereof; or (iii) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” provided that such qualified intermediary has entered into a withholding agreement with the IRS and certain other conditions are satisfied.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or applicable successor form, establishing the reduction or exemption under the benefit of an applicable income tax treaty and the Non-U.S. Holder complies with any other applicable procedures. Alternatively, a Non-U.S. Holder may be exempt from U.S. withholding tax if it provides a properly executed IRS Form W-8ECI, or applicable successor form, certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below under “—Effectively Connected Income”).

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above and will be taxed as ordinary interest income to the extent such interest has not been previously included in income) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “ —Effectively Connected Income” below. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which the Non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, such interest, gain or other income is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above if the Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI, or applicable successor form, but the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net-income basis on such interest, gain or other income as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of such Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

We must report annually to the IRS and to a Non-U.S. Holder the amount of interest, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition paid to a Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable income tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations may require backup withholding and additional information reporting on payments on the notes. Such backup withholding and additional information reporting generally will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is timely received from the Non-U.S. Holder.

Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

FATCA

Pursuant to the Foreign Account Tax Compliance Act which is codified as Sections 1471 through 1474 of the Code and any current or future Treasury regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (“FATCA”), foreign financial institutions (which term includes most non-U.S. hedge funds, private equity funds, mutual funds and other investment vehicles) and certain other foreign entities generally must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on certain U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution that does not comply with the FATCA reporting requirements will be subject to a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends and other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends (“Withholdable Payments”), including amounts paid to a foreign financial institution on behalf of a Holder. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to certain nonfinancial foreign entities unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect “substantial United States owners” (as defined in the Code) of the entity. Under certain circumstances, a Holder may be eligible for refunds or credits of such taxes. Under the applicable Treasury regulations, these withholding and reporting requirements generally apply to U.S.-source interest payments, although withholding has been deferred on payments of gross proceeds from a disposition of the notes until January 1, 2019. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and such withheld amount will be treated as a payment of cash to the Holder and will reduce the amount of cash to which such Holder would otherwise be entitled, and we will not pay any additional amounts to Non-U.S. Holders in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their tax advisors regarding the possible implications of FATCA on their investment in the notes.

The material U.S. federal income tax consequences set forth above are included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the notes should consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, U.S. federal non-income, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws and the consequences of the newly enacted Tax Cuts and Jobs Act.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$112,000,000
Wells Fargo Securities, LLC	112,000,000
J.P. Morgan Securities LLC	76,000,000
BNP Paribas Securities Corp.	20,000,000
Credit Agricole Securities (USA) Inc.	20,000,000
Goldman Sachs & Co. LLC	20,000,000
PNC Capital Markets LLC	20,000,000
Scotia Capital (USA) Inc.	20,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the guarantors have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.500% of the principal amount of the notes, and those dealers may reallow, a concession not in excess of 0.350% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Per note	0.875%
Total	$3,500,000

The expenses of the offering, not including the underwriting discount, are estimated at $2 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We and the guarantors have agreed that we and the guarantors will not, from the date of this prospectus supplement through and including the date of closing of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain affiliates of the underwriters participate in our May 5, 2017 Receivables Securitization Facility, and are lenders under our Credit Agreement, our October 27, 2017 Term Loan Agreement and our October 27, 2017 364-Day Loan Agreement. In addition, an affiliate of Wells Fargo Securities, LLC acts as administrative agent under the Credit Agreement. An affiliate of Wells Fargo Securities, LLC acts as joint lead arranger and joint book manager under the Credit Agreement. An affiliate of J.P. Morgan Securities LLC acts as administrative agent under the October 27, 2017 Term Loan Agreement and the October 27, 2017 364-Day Loan Agreement. J.P. Morgan Securities LLC acted as one of our financial advisors in connection with the Paroc Acquisition. The trustee, Wells Fargo Bank, National Association, is an affiliate of Wells Fargo Securities, LLC.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to European Economic Area Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to any offer of the notes. If recipients are in any doubt about any of the contents of this prospectus supplement, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CWUMPO”), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CWUMPO. No document, invitation or advertisement relating to the notes has been issued or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement will not be issued, circulated or distributed in Hong Kong, and the notes will not be offered for subscription to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by his acquisition of the notes, to confirm that he is aware of the restriction on offers of the notes described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompany prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”)) under pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA which includes an accredited investor) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased in reliance on an exemption under Section 274 or Section 275 of the SFA, the notes shall not be sold within the period of 6 months from the date of the initial acquisition of the notes, except to any of the following persons: (i) an institutional investor (as defined in Section 4A of the SFA); (ii) a relevant person (as defined in Section 275(2) of the SFA); or (iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA, unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (the “SFR”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made in reliance on an exemption under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA; (2) (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (3) where no consideration is or will be given for the transfer; (4) where the transfer is by operation of law; (5) as specified in Section 276(7) of the SFA; or (6) as specified in Regulation 32 of the SFR.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement and certain legal matters as to the guarantees given by certain guarantors will be passed upon for us by Jones Day. Certain legal matters as to the guarantee given by Soltech, Inc. will be passed upon by Stites & Harbison, PLLC, Louisville, Kentucky, certain legal matters as to the guarantee given by CDC Corporation will be passed upon by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin and certain legal matters as to the guarantee given by InterWrap Corp. will be passed upon by K&L Gates LLP, Portland, Oregon. Certain legal matters relating to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the InterWrap business the registrant acquired during the year ended December 31, 2016, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

OWENS CORNING

Common Stock

Debt Securities

Guarantees

We may offer and sell our common stock, par value $0.01 per share, and/or debt securities and related guarantees from time to time in one or more offerings. We will provide specific terms of any offering of these securities, including the initial public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of our securities will be the initial public offering price less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities.

Our common stock is listed on the New York Stock Exchange under the symbol “OC.”

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under the automatic shelf process, we may offer and sell, from time to time, the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement containing specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you make any investment decision, you should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The exhibits to our registration statement contain the full text of certain agreements and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

References in this prospectus to the terms “Owens Corning,” “Company,” “we,” “our” and “us” refer to Owens Corning, a Delaware corporation, and its subsidiaries, unless we state otherwise or the context indicates otherwise.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosures and analysis in this prospectus and the materials we have filed or will file with the SEC, including documents incorporated by reference or deemed incorporated by reference herein or therein, as well as information included in our other written or oral statements, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will,” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation: relationships with key customers; levels of residential and commercial construction activity; competitive and pricing factors; levels of global industrial production; demand for our products; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the United States or elsewhere; foreign exchange and commodity price fluctuations; our level of indebtedness; weather conditions; availability and cost of credit; availability and cost of energy and raw materials; issues involving implementation and protection of information technology systems; labor disputes; legal and regulatory proceedings, including litigation and environmental actions; our ability to utilize our net operating loss carryforwards; research and development activities and intellectual property protection; interest rate movements; uninsured losses; issues related to acquisitions, divestitures and joint ventures; achievement of expected synergies, cost reductions and/or productivity improvements; defined benefit plan funding obligations; and price volatility in certain wind energy markets in the United States.

All forward-looking statements in this prospectus (including documents incorporated by reference or deemed incorporated by reference herein) should be considered in the context of the risks and other factors described above and in Item 1A—Risk Factors in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated or deemed incorporated by reference herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus (including documents incorporated by reference or deemed incorporated by reference herein) are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to these reports, as well as proxy statements on Schedule 14A, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.owenscorning.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K (File No. 001-33100) for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q (File No. 001-33100) for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	our Current Reports on Form 8-K (File No. 001-33100) filed with the SEC on May 5, 2017, May 9, 2017, May 15, 2017 (Item 8.01 only), June 14, 2017, June 26, 2017, June 27, 2017, October 30, 2017 (Item 1.01 only) and October 30, 2017 (Items 1.01 and 2.03 only); and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A (File No. 001-33100) filed with the SEC on October 19, 2006.

We will not, however, incorporate by reference in this prospectus or any prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Corporate Secretary

Telephone: (419) 248-8000

OUR COMPANY

Owens Corning is a world leader in composite and building materials systems, delivering a broad range of high-quality products and services. Our products range from glass fiber used to reinforce composite materials for transportation, electronics, marine, infrastructure, wind-energy and other high-performance markets to insulation and roofing for residential, commercial and industrial applications. The Company’s business operations have been reported, as disclosed in our historical financial statements incorporated by reference herein, within three reportable segments: Composites, Insulation and Roofing. Through these lines of business, we manufacture and sell products worldwide. We maintain leading market positions in many of our major product categories.

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our principal website is located at www.owenscorning.com. Information on or available through our website is not incorporated into this prospectus, other than documents that we file with the SEC that we specifically incorporate by reference.

RISK FACTORS

An investment in our securities involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial, tax and legal advisors, you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus and the applicable prospectus supplement, including our financial statements and the related notes incorporated by reference in this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term debt prior to their stated use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2017	Twelve Months Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	4.6	4.8	4.1	2.5	2.8	(a	)

The computation of the ratio of earnings to fixed charges is as follows (in millions):

	Nine Months Ended September 30, 2017	Twelve Months Ended December 31,
		2016	2015	2014	2013	2012
Earnings:
Earnings from continuing operations before taxes	$435	590	453	232	273	(40)
Fixed charges (see below)	121	154	143	157	153	158
Amortization of capitalized interest	9	11	9	8	7	6
Capitalized interest	(9)	(16)	(14)	(10)	(8)	(13)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—
Earnings, as adjusted	$556	739	591	387	425	111
Fixed charges:
Portion of rents representative of interest expense(b)	$21	26	29	30	28	26
Interest on indebtedness, including amortization of deferred loan costs(c)	91	112	100	117	117	119
Capitalized interest	9	16	14	10	8	13
Total fixed charges	$121	$154	$143	$157	$153	$158

(a)	In 2012, the ratio of earnings to fixed charges was less than 1.0. During 2012, the Company needed to generate an additional $47 million of earnings from continuing operations before taxes to attain a 1.0 ratio of earnings to fixed charges.
(b)	The Company estimates that 33% of its rental costs represent interest expense. This factor has been applied to all periods presented in the table above.
(c)	Interest on indebtedness excludes interest income, gain or loss on extinguishment of debt, and interest associated with uncertain tax positions, which is included in Income tax expense in the Consolidated Statements of Earnings.

DESCRIPTION OF COMMON STOCK

The following summary description of our common stock is based on the provisions of the General Corporation Law of the State of Delaware, or the DGCL, and our amended and restated certificate of incorporation, or our certificate of incorporation, and our amended and restated bylaws, or our bylaws. This description is only a summary and does not purport to be complete, therefore it is subject to and is qualified in its entirety by reference to the terms of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.

Authorized Capital Stock

The Company’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share (“common stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”). We may issue preferred stock in one or more series with rights and preferences as authorized by resolution by our board of directors. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of each series of preferred stock. As of the date of this prospectus, no shares of preferred stock have been issued or are outstanding.

Common Stock

Voting. The holders of common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote, subject only to any exclusive voting rights which may vest in holders of the preferred stock under the provisions of any series of the preferred stock established by our board of directors. Generally, all matters to be voted on by stockholders must be approved by a majority in voting power of the stock having voting power present in person or represented by proxy. However, questions governed expressly by provisions of the certificate of incorporation, bylaws, applicable stock exchange rules or applicable law require approval as set forth in the applicable governing document, stock exchange rule or law. The election of directors is by majority vote in uncontested director elections, and there is no cumulative voting for the election of directors. Certain provisions of our certificate of incorporation require a 75% vote of our outstanding common stock to be altered, amended or repealed.

Dividend Rights. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed under our credit agreement governing our senior revolving credit facility or other contractual restrictions, the holders of common stock will be entitled to such dividends and other distributions of cash or any other right or property as may be declared by the board of directors out of the assets or funds legally available for such dividends or distributions. If there is any preferred stock outstanding at such time, dividends on the preferred stock must be paid in full or declared and set aside for payment before dividends may be paid to the holders of common stock. Under our credit agreement, we may not declare a cash dividend if a default or event of default thereunder exists or would come to exist at the time of declaration or if a dividend declaration violates the provisions of our formation documents or other material agreements.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably, based upon the number of shares held, in assets that are legally available for distribution to stockholders after payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Conversion, Redemption and Preemptive Rights. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to our common stock. Our certificate of incorporation does not provide that holders of common stock any preference or preemptive right to subscribe for or purchase additional common stock or securities of Owens Corning.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “OC.”

Provisions of Our Certificate of Incorporation and Bylaws that May Have an Anti-Takeover Effect

Our certificate of incorporation and bylaws contain several provisions that could have the effect of delaying, deterring or preventing the acquisition of control of Owens Corning by means of tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of those provisions.

Number of Directors; Filling Vacancies. Our bylaws provide that the exact number of directors shall be fixed from time to time by our board of directors. Although our bylaws provide that any director may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of the then-outstanding voting stock, the bylaws also provide that vacant directorships may be filled by the board of directors.

Special Meetings of Stockholders; Stockholders Cannot Act by Written Consent. Our bylaws provide that a special meeting of stockholders may be called only by our board of directors pursuant to a resolution approved by a majority of the whole board of directors, except as may otherwise be required by law. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors.

Certain Effect of Authorized but Unissued Stock. Unissued and unreserved shares of common stock or preferred stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. One of the effects of unissued and unreserved shares of capital stock may be to enable our board of directors to render more difficult or discourage an attempt to obtain control of Owens Corning by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, our board of directors determines that a takeover proposal was not in our best interests, such shares could be issued by our board of directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to such date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) directors who are also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the corporation’s board of directors and by the affirmative vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 of the DGCL defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series. Debt securities will be issued under the indenture dated as of June 2, 2009, as amended and supplemented from time to time (the “indenture”), among us, the Subsidiary Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee. We have summarized below the material provisions of the indenture. However, because this is only a summary and does not purport to be complete, it is subject to and is qualified in its entirety by reference to the indenture, which is incorporated by reference into the registration statement of which this prospectus is a part. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “—Certain Definitions.” In this “Description of Debt Securities,” “Owens Corning,” “we,” “us,” “our” and similar words refer solely to Owens Corning (and any successor, as permitted by the indenture) and not any of its subsidiaries.

General

The debt securities will be our general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The debt securities will be fully and unconditionally guaranteed as described below by each of our current and future U.S. subsidiaries that is a borrower or a guarantor under the Credit Agreement (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”). Each guarantee of the debt securities by a Subsidiary Guarantor will be a general obligation of such Subsidiary Guarantor and will rank on a parity with the other unsecured and unsubordinated indebtedness of such Subsidiary Guarantor. Each guarantee will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantor, to the extent of the value of the collateral securing such indebtedness.

We may issue the debt securities in one or more series, as authorized from time to time by our board of directors, any committee of our board of directors or any duly authorized officer. The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving Owens Corning. However, the indenture provides, subject to significant exceptions, that neither we nor any of the Subsidiary Guarantors may subject certain of our property or assets to any lien (other than specified permitted liens) unless the debt securities are secured equally and ratably with or prior to that other secured indebtedness. See “—Certain Covenants” below. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the covenants or events of default described below.

We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, any modifications of or additions to the general terms of the debt securities and any material U.S. federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the initial public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or variable), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal, premium, if any, and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the initial public offering price and/or principal, premium, if any, and interest, if any, may be made;

•	whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

•	whether (and if so, when and at what price) the debt securities can be redeemed by us or at the option of the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•	where the debt securities can be exchanged or transferred;

•	whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into, or exchangeable for, shares of our common stock and the terms and conditions, including prices or rates of conversion or exchange, upon which such conversion or exchange will be effected;

•	whether there will be a sinking fund;

•	provisions, if any, for the defeasance or discharge of the debt securities;

•	any addition to, or modification or deletion of, any Events of Default or covenants contained in the indenture relating to the debt securities; and

•	any other terms of the series.

If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the material U.S. federal income tax consequences and other special considerations applicable to those securities.

We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided in the applicable prospectus supplement, the aggregate principal amount of a series may be increased and additional debt securities of such series may be issued.

Denominations, Registration, Transfer and Exchange

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “—Book-Entry, Delivery and Form” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached.

Registered debt securities of any series (other than registered debt securities in global form) will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required (i) to issue, register the transfer of or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where those debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities of that series and the indenture. We may also maintain an office or agency in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of that series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of those debt securities and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities.

Certain Covenants

Unless otherwise specified in the applicable prospectus supplement, set forth below are certain covenants that apply to the debt securities:

Limitation on Mortgages and Liens. Neither we nor any of our Subsidiaries may, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any Subsidiary (in each case, whether owned on the date of the indenture or thereafter acquired) without equally and ratably securing any debt securities then outstanding, unless the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the Capital Stock of any Subsidiary (in each case, whether owned on the date of the indenture or thereafter acquired) plus the amount of all outstanding Attributable Debt incurred pursuant to the first bullet point under the description of the covenant entitled “Limitation on Sale and Leaseback Transactions” below would not exceed 10% of Consolidated Net Tangible

Assets calculated as of the date of the creation or incurrence of the Lien. This limitation does not apply to Permitted Liens as described in the indenture (and defined in “—Certain Definitions”), including:

•	Liens existing on the date of the indenture;

•	Liens in favor of us or any of our Subsidiaries;

•	Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with us or any of our Subsidiaries, which Liens existed prior to the contemplation of such merger or consolidation and which do not extend to any assets other than those of such Person;

•	Liens on acquired property existing at the time of the acquisition, which existed prior to the contemplation of such acquisition;

•	Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other similar obligations;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

•	any extension, renewal or replacement of any Lien referred to above, so long as (1) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien and (2) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the original Lien; and

•	zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of us and our Subsidiaries taken as a whole.

Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries may sell any Principal Property (whether owned on the date of the indenture or thereafter acquired) with the intention of taking back a lease of that property for a period of more than three years (including renewals at the option of the lessee) other than leases between us and any of our Subsidiaries or leases between our Subsidiaries, unless:

•	after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to all such transactions, plus the amount of outstanding Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any Subsidiary (in each case, whether owned on the date of the indenture or thereafter acquired) incurred without equally and ratably securing the debt securities pursuant to the covenant entitled “Limitation on Mortgages and Liens,” as described above, would not exceed 10% of Consolidated Net Tangible Assets calculated at the time of the transaction; or

•	within 120 days after such Sale and Leaseback Transaction, we, or such Subsidiary, apply an amount equal to the greater of the net proceeds of such Sale and Leaseback Transaction and the fair market value at the time of the transaction of the Principal Property so leased to the retirement of Funded Debt of us or any of our Subsidiaries.

Covenant to File Reports. We and each Subsidiary Guarantor will file with the trustee, within 15 days after we and each Subsidiary Guarantor are required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which we and each Subsidiary Guarantor are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we and the Subsidiary Guarantors are not subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act, so long as any debt securities are outstanding, we will furnish to the trustee and the holders of the debt securities certain consolidated financial statements.

Merger or Consolidation

We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

•	either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the surviving or successor entity (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, exists; and

•	the surviving or successor entity (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made shall have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

In addition, we may not, directly or indirectly, lease all or substantially all of the properties or assets of us and our Subsidiaries, taken as a whole, in one or more related transactions, to another Person. However, the restriction on mergers, consolidations and dispositions of substantially all assets shall not apply to:

•	a merger of us with an affiliate solely for the purpose of reincorporating us in another jurisdiction; or

•	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among us and our Subsidiaries.

Additional Subsidiary Guarantees

We will not permit any of our domestic Subsidiaries to, directly or indirectly, guarantee any Person’s obligations under our Credit Agreement unless such Subsidiary is a Subsidiary Guarantor or concurrently executes a supplemental indenture and a Guarantee of the Company’s obligations under the indenture and the debt securities of any series (each, a “Note Guarantee”).

Events of Default

“Event of Default” means, with respect to a series of debt securities, any of the following events:

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due;

•	failure to comply with any agreement in the indenture (other than those described in the two preceding bullet points) for 60 days after we receive notice of such failure from the trustee or we and the trustee receive notice of such failure from the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding voting as a single class;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries), whether such Indebtedness or Guarantee existed as of the date of the indenture or is created thereafter, and which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on, such

Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75 million or more;

•	certain events of bankruptcy, insolvency or reorganization of us or any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	except as permitted by the indenture, any Note Guarantee of the debt securities of such series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee of the debt securities of such series; or

•	any other Event of Default provided with respect to debt securities of such series pursuant to the indenture.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us, any Subsidiary of ours that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities of each series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a particular series may declare all the debt securities of such series to be due and payable immediately.

Notwithstanding the foregoing, if (subject to certain conditions) we pay or deposit with the trustee a sum sufficient to pay all overdue installments of interest or other payments with respect to coupons on all debt securities that have become due and payable pursuant to the provisions described in the preceding paragraph and certain other obligations and all other Events of Default have been cured, waived or otherwise remedied as provided in the indenture, then the holders of a majority in aggregate principal amount of the debt securities of all series that have been accelerated (voting as a single class), by written notice to us and the trustee, may waive all defaults with respect to all such series and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment will extend to or affect any subsequent default or impair any right consequent on any subsequent default.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or Event of Default if it in good faith determines that withholding notice is in their interest, except a default or Event of Default relating to the payment of principal, interest or premium, if any, on such debt securities.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to any series of debt securities at the request or direction of any holders of such series of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a debt security of a particular series may institute any proceeding for any remedy with respect to the indenture or such series of debt securities unless:

(1)    such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)    holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series have requested in writing that the trustee pursue such proceedings in respect of such Event of Default as trustee;

(3)    such holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any cost, liability or expense which may be incurred in compliance with such request;

(4)    the trustee has not instituted such proceeding within 60 days after the receipt of the request and the offer of indemnity; and

(5)    holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.

Modification or Waiver

We and the trustee may, at any time and from time to time, amend the indenture or the debt securities of any series without notice to or the consent of the holders of outstanding debt securities for any of the following purposes:

•	to effect the assumption of our or any Subsidiary Guarantor’s obligations under the indenture by a successor Person;

•	to impose additional covenants and Events of Default or to add Guarantees of other Persons for the benefit of the holders of any series of debt securities;

•	to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•	to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities of any series;

•	to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•	to correct any mistakes or defects in the indenture, but only if such action does not adversely affect the interests of the holders of outstanding debt securities or related coupons in any material respect or otherwise amend the indenture in any respect that does not adversely affect the interests of the holders of outstanding debt securities or related coupons;

•	to conform the text of the indenture, the debt securities or the Note Guarantees to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or circular pursuant to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture, the debt securities or the Note Guarantees;

•	to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the debt securities of a particular series; and

•	to comply with requirements of the SEC in order to effect or maintain the qualification of this indenture under the Trust Indenture Act of 1939.

In addition, we, the Subsidiary Guarantors and the trustee may amend the indenture and the debt securities of any series with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture; provided, however, we may not take any of the following actions without the consent of each holder of outstanding debt securities of any series affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof or change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture with respect to such series; or

•	modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive an existing default or Event of Default under the indenture with respect to the debt securities of such series and its consequences, except a default or Event of Default (i) in the payment of principal of, premium or interest, if any, on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series affected. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the indenture, but the waiver will not extend to any subsequent or other default or Event of Default or impair any right consequent thereto.

We may elect in any particular instance not to comply with any term, provision or condition set forth in the covenants described above under “—Certain Covenants—Limitation on Mortgages and Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “—Additional Subsidiary Guarantees” and the officers’ certificate and opinion of counsel delivery requirement described in the fourth bullet point under “—Merger or Consolidation” above (and any other covenant not specified herein but which is specified to be subject to this waiver provision pursuant to the terms of any particular series of debt securities), if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations under the indenture with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•	either (i) all the debt securities of such series and related coupons, if any, have been delivered to the trustee for cancellation, or (ii) all the debt securities of such series and related coupons, if any, not delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year (or, in the case of debt securities that pay interest at a floating rate, within the remaining term of the then current interest period); or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption;

and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars, U.S. government securities or a combination thereof sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of redemption, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to us within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to such series of debt securities;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction, defeasance and discharge of the indenture with respect to such series of debt securities have been complied with; and

•	we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

We and the Subsidiary Guarantors may elect (i) to be discharged from our respective obligations with respect to the outstanding debt securities of any series and the provisions of the indenture shall no longer be in effect with respect to debt securities of such series (except as otherwise specified in the indenture) on the 123rd day after the deposit referred to in the first bullet below has been made or (ii) to be released from our obligation to comply with the provisions of the indenture described above under “—Certain Covenants—Limitation on Mortgages and Liens” and “—Limitation on Sale and Leaseback Transactions” and the Events of Default described under the third and fourth bullet points under “—Events of Default” above shall no longer constitute Events of Default with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•	we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities (subject to certain conditions with respect to the option under clause (ii) above only), or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, interest on, and any mandatory sinking fund payments or analogous payments applicable to, the outstanding debt securities of such series when due;

•	such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	on the date of such deposit, there is no continuing Event of Default with respect to the debt securities of such series or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•	we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our election of the option under clause (i) or (ii) above and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “—Certain Covenants—Limitation on Mortgages and Liens” and “—Limitation on Sale and Leaseback Transactions” and the Events of Default described under the third bullet point under “—Events of Default” with respect to those debt securities will be reinstated.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association, and its affiliates. Wells Fargo Bank, National Association, acts as the administrative agent for our Credit Agreement.

Governing Law; Jury Trial Waiver

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York. The indenture provides that we, the Subsidiary Guarantors and the trustee, and each holder of a debt security by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities, the Note Guarantees, or any transaction contemplated thereby.

Book-Entry, Delivery and Form

We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the accounts of participants in such system with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant in the depositary’s book-entry registration and transfer system, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on any debt securities represented by a global security to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities represented by a global security, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act (or a foreign clearing agency regulated by a foreign financial regulatory authority), and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act (or a foreign clearing agency regulated by a foreign financial regulatory authority) within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of us or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of us and our Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (c) minority equity interests in any Subsidiary of ours that is not a Wholly-Owned Subsidiary, all as set forth on or included in the balance sheet of us and our Subsidiaries for our most recent completed fiscal quarter for which internal financial statements are available computed in accordance with GAAP.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 13, 2015, as amended, among Owens Corning, the lending institutions party thereto and Wells Fargo Bank, National Association, as administrative agent, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate agreements, interest rate cap agreements and interest rate collar agreements or other similar agreements or arrangements;

(2)    foreign exchange contracts and currency protection agreements or other similar agreements or arrangements; and

(3)    any commodity futures contract, commodity option or other similar agreements or arrangements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)    in respect of bankers’ acceptances;

(4)    representing Capital Lease Obligations;

(5)    representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)    representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Permitted Liens” means:

(1)    Liens existing on the date of the indenture;

(2)    Liens in favor of us or any of our Subsidiaries;

(3)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Subsidiary;

(4)    Liens on property existing at the time of acquisition of the property by us or any Subsidiary of ours, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)    Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)    any extension, renewal or replacement of any Lien referred to above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced; and

(8)    zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of us and our Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by us or any of our Subsidiaries (whether owned on the date of the indenture or thereafter acquired) that has a gross book value on the date as of which the determination is being made, without deduction of any depreciation reserves, exceeding 1% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any Principal Property which has been or is to be sold or transferred by us or any such Subsidiary to such Person with the intention of taking back a lease of such property, except for temporary leases for a term (including renewals at the option of the lessee) of not more than three years and except for leases between us and a Subsidiary of ours or between our Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the InterWrap business the registrant acquired during 2016, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$400,000,000

Owens Corning

4.400% Senior Notes due 2048

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup                    Wells Fargo Securities                         J.P. Morgan

Co-Managers

BNP PARIBAS                        Credit Agricole CIB                        Goldman Sachs & Co. LLC

            PNC Capital Markets LLC                                 Scotiabank

January 23, 2018